                                                                      EXHIBIT 12

                         CYPRUS AMAX MINERALS COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
           RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                          STOCK DIVIDEND REQUIREMENTS
                                 (in millions)

                                     Three months                             Year ended December 31,
                                    ended March 31,  ----------------------------------------------------------------------------
                                         1995            1994            1993            1992            1991            1990
                                    ---------------  ------------    ------------    ------------    ------------    ------------
Income (Loss) before Discontinued
  Operations and Cumulative Effect
  of Accounting Changes                         97           166             100            (246)             43             111

Income Tax Provision (Benefit)                  25            55              31             (83)             11              13
                                    ---------------  ------------    ------------    ------------    ------------    ------------
                                               122           221             131            (329)             54             124

Fixed Charges
  Interest                                      28           107              42              19              22              19
  Interest Portion of Rental
    Expense                                      4            18              12              12              10               8
                                    ---------------  ------------    ------------    ------------    ------------    ------------
      Total Fixed Charges                       32           125              54              31              32              27

Preferred Stock Dividend
  Requirements                                   6            24               3              15              18              17
                                    ---------------  ------------    ------------    ------------    ------------    ------------

Combined Fixed Charges and
  Preferred Stock Dividend
  Requirements                                  38           149              57              46              50              44
                                    ===============  ============    ============    ============    ============    ============

Earnings (Loss) Before Income Taxes
  and Fixed Charges                            151           343             178            (300)             81             152
                                    ===============  ============    ============    ============    ============    ============

Ratio of Earnings to Fixed Charges             4.7           2.7             3.3             (1)             2.5             5.5
                                    ===============  ============    ============    ============    ============    ============

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividend Requirements                  4.0           2.3             3.1             (2)             1.6             3.4
                                    ===============  ============    ============    ============    ============    ============

(1) Earnings for the year ended December 31, 1992, were inadequate to cover fixed charges by $331 million.

(2) Earnings for the year ended December 31, 1992, were inadequate to cover combined fixed charges and preferred stock dividend requirements by $346 million.